EXHIBIT 99

   NEWS RELEASE

Media Information Contact:
Barry B. Davall, President & CEO
Community Partners Bancorp
(732) 706-9009

For Immediate Release

Community Partners Bancorp
Reports Third Quarter Operating Results

Middletown, New Jersey – October 23, 2006
Community Partners Bancorp (NASDAQ: “CPBC”) reported consolidated earnings and asset growth for the third quarter and nine months ended September 30, 2006. The Company reported net income of $1,074,000 for the quarter ended September 30, 2006, or $0.17 per share for basic and $0.16 per share for diluted, compared to net income of $592,000 for the third quarter of 2005, or $0.15 for basic and $0.14 for diluted earnings per share. Net income for the quarter ended September 30, 2006 increased by $482,000 or 81.4% over the same prior year quarter. Diluted earnings per share for the quarter ended September 30, 2006, increased by $0.02 per share, or 14.3% compared to the same prior year quarter. Weighted average shares outstanding and earnings per share were retroactively adjusted to reflect the 3% stock dividend which was paid September 1, 2006 to shareholders of record as of August 18, 2006.

For the nine months ended September 30, 2006, net income increased to $2,643,000 compared to $1,515,000 for the nine months ended September 30, 2005. This represents an increase of $1,128,000 or 74.5% in net income. Basic and diluted earnings per share for the nine months ended September 30, 2006 were $0.46 and $0.45, respectively, compared to basic and diluted earnings per share of $0.37 and $0.36, respectively, for the same prior year period. Per share results of operations were significantly higher during the 2006 periods as a result of the accretive effect resulting from the acquisition of Town Bank and the continued growth of the Company.

At September 30, 2006, assets totaled $503.9 million, an increase of $235.6 million, or 87.8% over December 31, 2005 assets of $268.3 million. The Company’s loan portfolio, net of allowances for loan losses, increased to $396.6 million at September 30, 2006, compared to $213.9 million at December 31, 2005, an increase of $182.7 million, or 85.4%. Total deposits increased to $419.9 million at September 30, 2006, compared to $236.4 million at December 31, 2005, an increase of $183.5 million, or 77.6%. The significant balance sheet growth recorded during 2006 resulted from the acquisition of Town Bank as of April 1, 2006 and the general growth of the Company for the period ended September 30, 2006.

Barry B. Davall, President and CEO of Community Partners Bancorp, stated, “I am pleased to report that good progress is being accomplished in achieving the planned benefits from the partnership that has been formed between Two River Community Bank and The Town Bank.” Mr. Davall added, “I am also happy that our loan portfolio continues to perform very well, and, despite the pressures of the rising interest rate environment, our net interest margin for September 2006 was 4.28%, which is down only 21 basis points from September 2005.”

Community Partners Bancorp is the holding company for Two River Community Bank, which is headquartered in Middletown, New Jersey, and The Town Bank, which is headquartered in Westfield, New Jersey. Two River Community Bank operates ten branches in Monmouth County and The Town Bank operates two branches in Union County. Community Partners acquired the banks on April 1, 2006 in a transaction that was accounted for under the purchase accounting method for financial reporting purposes, with Two River as the acquiring entity for accounting purposes. Community Partners was formed in connection with that transaction and had no business operations prior to April 1, 2006.

Reported earnings and balance sheet figures of Community Partners Bancorp prior to April 1, 2006, include those of Two River Community Bank and do not include those of The Town Bank. Current period performance, other than per share amounts and ratio analysis, is not generally comparable to reported results for the corresponding prior year and prior quarter periods, as a significant portion of the increases in reported earnings and balance sheet figures are due to the inclusion of Town Bank in the current but not the prior periods. CPBC-F

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COMMUNITY PARTNERS BANCORP
CONSOLIDATED BALANCE SHEETS
September 30, 2006 (Unaudited) and December 31, 2005
(In thousands, except share data)

	(Unaudited) September 30, 2006	December 31, 2005
ASSETS

Cash and due from banks	$9,015	$5,827
Federal funds sold	3,993	-
Total cash and cash equivalents	13,008	5,827

Securities available-for-sale	48,186	34,114
Securities held-to-maturity (fair value of $5,861 and $5,836 at September 30, 2006 and December 31, 2005, respectively)	5,837	5,841

Loans	401,018	216,327
Less allowance for loan loss	(4,446)	(2,380)
Net loans	396,572	213,947

Bank-owned life insurance	3,782	3,667
Premises and equipment, net	4,838	2,390
Accrued interest receivable	2,017	973
Other assets	3,272	1,517
Intangible assets, net of accumulated amortization of $191	26,411	-

Total assets	$503,923	$268,276

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Deposits
Non-interest bearing	$76,715	$50,301
Interest bearing	343,152	186,148
Total deposits	419,867	236,449

Securities sold under agreements to repurchase	8,630	5,197
Short-term borrowings	5,825	1,514
Accrued interest payable	592	71
Other liabilities	1,864	1,278
Total liabilities	436,778	244,509
SHAREHOLDERS' EQUITY
Common stock - authorized 25,000,000 shares of no par value, issued and outstanding 6,511,582 at September 30, 2006 and $2.00 par value, authorized 10,000,000 shares, issued and outstanding 3,936,595 at December 31, 2005	64,729	7,873
Preferred stock - authorized 6,500,000 shares of no par value, issued and outstanding, none at June 30, 2006 and none authorized at December 31, 2005	-	-
Additional paid-in capital	-	14,310
Retained earnings	2,827	2,153
Accumulated other comprehensive loss	(411)	(569)
Total shareholders' equity	67,145	23,767

Total liabilities and shareholders' equity	$503,923	$268,276

COMMUNITY PARTNERS BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
For the Three Months and Nine Months Ended September 30, 2006 and 2005

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(In thousands, except per share data)

INTEREST INCOME:
Loans, including fees	$7,774	$3,389	$18,856	$9,442
Investment securities	650	401	1,718	1,243
Federal funds sold	115	10	366	41
Total Interest Income	8,539	3,800	20,940	10,726

INTEREST EXPENSE:
Deposits	3,450	991	8,077	2,559
Securities sold under agreements to repurchase	93	40	208	114
Short-term borrowings	41	27	81	122
Total Interest Expense	3,584	1,058	8,366	2,795

Net Interest Income	4,955	2,742	12,574	7,931

PROVISION FOR LOAN LOSSES	164	35	537	313

Net Interest Income after Provision for Loan Losses	4,791	2,707	12,037	7,618

NON-INTEREST INCOME:
Service fees on deposit accounts	148	125	442	338
Other loan customer service fees	33	68	187	236
Earnings from investment in life insurance	42	39	125	117
Other income	159	76	334	180
Total Non-Interest Income	382	308	1,088	871

NON-INTEREST EXPENSES:
Salaries and employee benefits	1,744	1,119	4,643	3,317
Occupancy and equipment	594	382	1,535	1,163
Amortization of identifiable intangibles	95	-	191	-
Other operating expenses	1,022	569	2,579	1,599
Total Non-Interest Expenses	3,455	2,070	8,948	6,079

Income before Income Taxes	1,718	945	4,177	2,410
INCOME TAX EXPENSE	644	353	1,534	895

NET INCOME	$1,074	$592	$2,643	$1,515

EARNINGS PER SHARE:
Basic	$0.17	$0.15	$0.46	$0.37
Diluted	$0.16	$0.14	$0.45	$0.36

Weighted average shares outstanding (in thousands):
Basic	6,509	4,055	5,692	4,051
Diluted	6,695	4,272	5,873	4,260